UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 30, 2010
CYPRESS BIOSCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-12943 (Commission File Number)	22-2389839 (IRS Employer Identification No.)

4350 Executive Drive, Suite 325, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (858) 452-2323
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
     On August 3, 2010, Cypress Bioscience, Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Forest Laboratories Holdings Limited (f/k/a Forest Laboratories Ireland Limited) (“Forest”) pursuant to which the Company and Forest agreed to amend the License and Collaboration Agreement dated January 29, 2004 previously entered into between the parties (the “License and Collaboration Agreement”). Pursuant to the Letter Agreement, the Company is discontinuing its rights under its agreement with Forest to co-promote Savella®. Forest has agreed to pay to the Company a one-time payment of $2.0 million to help facilitate with this transition. The Company will retain all other rights and obligations under the License and Collaboration Agreement, including its royalty on Savella sales, and may pursue the opportunity to re-activate the co-promotion right through discussions with Forest in the future.
     The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by the Letter Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ending September 30, 2010.

Item 2.05.	Costs Associated with Exit or Disposal Activities.
     On August 4, 2010, the Company issued a press release announcing its execution of the Letter Agreement and its intention to discontinue or sell its personalized medicine services business by the end of the third calendar quarter of 2010. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
     The Company’s discontinuation of its rights to co-promote Savella together with the discontinuation of the Company’s personalized medicine business will result in the reduction of approximately 123 employees, or 86% of the Company’s total employee base, bringing headcount to approximately 23 employees. The reduction in force is expected to become effective on October 6, 2010. The Company currently expects that the discontinuation of its rights to co-promote Savella together with the discontinuation or sale of its personalized medicine services business will result in a decrease to the Company’s operating costs of approximately $10 million on an annualized basis.
     As a result of the discontinuation of the Company’s rights to co-promote Savella and the discontinuation or sale of the Company’s personalized medicine services business, the Company estimates it will record restructuring-related charges, excluding stock-based compensation, of approximately $4.0 million to $4.5 million during 2010, consisting of approximately $2.6 million to $2.7 million in one-time termination benefit costs, approximately $0.7 million to $1.0 million in asset write downs, approximately $0.6 million to $0.7 million in contract termination costs, and approximately $0.1 million in other costs associated with the workforce reduction. Approximately $3.3 million to $3.5 million of these charges are expected to represent cash expenditures. The restructuring-related charge that the Company expects to incur is subject to a number of assumptions, and actual results may materially differ.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

99.1	Press Release issued by Cypress Bioscience, dated August 4, 2010.
Forward-Looking Statements
     This report contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include statements with respect to the expected discontinuation of the Company’s rights to co-promote Savella and the discontinuation or sale of the Company’s personalized medicine services business and the related reduction in force, statements relating to the cost of implementing such actions and statements relating to the impact of such actions on the Company’s annual operating costs. Actual results could vary materially from those described as a result of a number of factors, including risks and uncertainties that the Company may require more cash than anticipated for its discontinuation and sale activities, risks that the Company’s anticipated reduction in operating costs may not materialize as expected, risks that the Company’s restructuring related charges may be greater than expected, and other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “potential,” “expects,” “plans,” “anticipates,” “intends,” or the negative of those words or other comparable words to be uncertain and forward-looking. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Cypress Bioscience, Inc.
Date: August 5, 2010	/s/ Jay Kranzler
Jay Kranzler
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Press Release issued by Cypress Bioscience, dated August 4, 2010.